Exhibit 10.46

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of January 30, 2015, between Twinlab Consolidated Holdings, Inc., a Nevada Corporation (the “Company”) and Mark Jaggi (“Executive”).

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company pursuant to the terms of this Agreement effective as of January 30, 2015 (the “Effective Date”) on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

1. Position, Duties, and Office Location.

(a) The Company shall employ Executive, and Executive hereby accepts employment with the Company, as the Company’s EVP, Chief Financial Officer. This full-time position and employment pursuant to this Agreement will commence on the Effective Date. In this position, Executive shall report to the Company’s Chief Executive Officer, and shall render such services and have such duties and responsibilities in connection with the business of the Company (and, from time to time if and as applicable, its Affiliates) as are consistent with Executive’s position and as the Company’s Chief Executive Officer (the “CEO”) or other authorized executive may otherwise direct from time to time.

(b) Initially, Executive will be based primarily out of the Company’s offices in American Fork, UT reporting to the CEO. Executive understands, acknowledges and agrees that (i) from time to time or temporarily, Executive may be required to (and shall) travel to, attend meetings at, and work at or from other offices of the Company or its Affiliates including new offices the Company or its Affiliates may open in Florida or elsewhere, and (ii) such travel, attendance and work requirements shall not constitute a material change in the geographic location at which Executive provides services to the Company for purposes of Section 6(d) below. Executive further understands, acknowledges and agrees that the Company is contemplating implementation of a transition plan pursuant to which it may relocate its main offices to Florida (or such other location as the Company may otherwise decide) and that various functions, positions, personnel and employment may be transferred to such location over time which may include transferring/relocating Executive’s position, duties and primary office location to such main office of the Company (or other location) during Executive’s employment. In the event of such a required transfer/relocation, if Executive does not consent, such relocation would constitute a Good Reason condition under and subject to Section 6(d) below if it involves a change to a location beyond a 50 mile radius from Executive’s then current primary office or work location for the Company.

(c) Executive will be loyal to the Company and its Affiliates during Executive’s employment and devote Executive’s full-time business efforts and attention to Executive’s employment with the Company and the business and affairs of the Company and its Affiliates. Except as set forth on Schedule I to this Agreement, during Executive’s period of employment with the Company, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any entity other than the Company or its Affiliates without the prior written consent of the Company’s CEO (not to be unreasonably withheld); provided that Executive may serve as an officer or director of, or otherwise participate in, civic, educational, social, charitable and religious organizations so long as such activities do not interfere with Executive’s employment obligations, performance and/or duties to the Company and (if applicable) any of its Affiliates.

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2. Base Salary. During Executive’s employment and for all services performed (including whether for or for the benefit of the Company or any Affiliate), Executive shall be paid an initial base salary based on an annualized rate of Two Hundred Fifty Thousand Dollars and Fourteen Cents ($250,000.14) per year. Executive’s base salary shall be paid in accordance with the Company’s normal payroll practices, currently bi-weekly pay periods, and from which the Company shall withhold taxes in accordance with applicable regulations. Executive’s base salary will be subject to annual review and adjustment by the Company, provided that, unless otherwise mutually agreed by the parties in writing, any increase in Executive’s base salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. The base salary in effect at any given time is referred to herein as “Base Salary.”

3. Incentive Compensation.

(a) Bonus Programs. With respect to Executive’s employment for fiscal year 2014, Executive will be eligible to receive a discretionary cash bonus if, as and in such amount (if any) as determined by the Company in its sole discretion. With respect to each fiscal year after 2014, Executive will be eligible to participate in any performance-based bonus program that the Company provides for all or most of its similarly situated key executives at a bonus level commensurate with Executive’s position in the Company as determined by the Company in accordance with the terms of the applicable bonus program. Executive’s target annual bonus under such program shall be fifty percent (50%) of Executive’s Base Salary for the year to which the given bonus relates (the “Target Annual Bonus”). The actual amount of the annual bonus for a given year will be determined by the Company pursuant to the applicable program and the attainment of applicable Company (including, if and as applicable, Affiliates’) and/or individual performance metrics and may be between 0% and 100% of the Executive’s Base Salary for the given year to which the bonus relates. The metrics upon which any performance-based bonus and bonus program are based (which may include qualitative and/or quantitative Company and/or individual performance metrics) and corresponding bonus levels shall be reviewed and may be modified and set annually by the Company in its sole discretion and subject to and commensurate with the Board’s approval of the annual operations budget for the Company. In all instances, to earn and be entitled to payment of any bonus, Executive must be employed in good standing by the Company on the day such bonus is paid. Annual bonuses (if any) will be payable in a single lump-sum in cash between January 1 and March 15 of the year following the fiscal year to which such bonus relates. At whatever time paid, any bonus paid to Executive will be paid, less any required taxes and withholding in accordance with applicable regulations.

(b) Equity Awards. Executive shall be eligible to participate in the Company’s equity incentive or similar plan(s) or program(s) as and when implemented and maintained by the Company (or the Company’s subsidiary, Twinlab Consolidation Corporation (“TCC”), under which employees of the Company are eligible to participate); and will be eligible to receive from time-to-time long-term equity incentive grants, including, stock options, restricted stock or other stock-based awards, as determined in the discretion of the Compensation Committee of the Board (if any) or the Board (if there is no Compensation Committee) of the Company and subject to any applicable performance metrics and/or budgetary or other business considerations, in accordance with the terms and conditions of the applicable plan(s). Any such equity incentive awards shall be granted in accordance with the applicable plan(s) as then in effect; will be evidenced by an award agreement issued under the applicable plan; and shall be subject to and governed by the terms and conditions of the applicable plan(s) and award agreement(s) for all purposes (including, without limitation with respect to vesting and the effect and consequences of any termination of Executive’s employment or service relationship with the Company).

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4. Benefits. As a full-time employee, Executive will be eligible to participate in the Company’s or its Affiliates’ (as applicable) comprehensive benefits plans and programs available to employees generally, subject to the terms and conditions (including eligibility criteria) of such plans and programs. The specific terms of all benefit plans and programs are as set out in applicable policy statements, program or plan documents, and/or insurance policies, and are subject to change at any time in the Company’s or its applicable Affiliate’s sole discretion. Notwithstanding the foregoing, Executive will not be eligible or entitled to participate in any plan, program or practice (if any) providing for payment of severance or separation pay (or similar pay or benefit) to employees whose employment is terminated; and any severance or similar pay or benefits to which Executive is or may be entitled in connection with any termination of employment will be determined under the terms of this Agreement. Executive will be entitled to up to twenty (20) paid-time-off (PTO) days per full calendar year (pro rata for any partial years), subject to the terms of the Company’s PTO policy. It is understood and agreed that (and notwithstanding anything to the contrary in the Company’s PTO policy) Executive’s annual PTO allotment does not accrue and, unless otherwise required by applicable law, Executive may not rollover any unused PTO remaining at the end of one calendar year into the next calendar year and Executive will not be paid for any unused PTO days remaining at the end of a given year. Executive will be paid for any unused PTO for the then current calendar year during which Executive’s employment terminates.

5. Business Expenses. Executive will be reimbursed for reasonable business expenses incurred during Executive’s employment, including pre-approved business related travel expenses, in accordance with the Company’s business expense policy and subject to documentation (and any other) requirements as provided in that policy.

6. At-Will Employment; Termination of Employment. Executive’s employment relationship with the Company shall be at-will and is thus subject to termination by Executive or the Company at any time for any reason or no reason, with or without cause; provided, however, that if the Company terminates Executive’s employment without Cause at any time (pursuant to Section 6(b) below) or if Executive terminates Executive’s employment for “Good Reason” (as defined in and under Section 6(c) below), during the term of this Agreement, Executive will be eligible for the “Severance Pay” as provided for in and subject to Sections 7(b) and 7(c) of this Agreement. The date on which any termination (for whatever reason, and whether terminated by Executive or the Company) is effective is referred to herein as the “Termination Date.”

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(a) Termination Due to Executive’s Death. Executive’s employment hereunder shall terminate effective immediately upon Executive’s death. Termination by virtue of Executive’s death pursuant to this Section 6(a) shall not be deemed to be a “termination without Cause” under Section 6(c) below, and therefore, shall not entitle Executive to Severance Pay under Section 7(b) hereof.

(b) Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause effective upon notice (which may be with immediate effect, subject to any applicable cure period provided below). For purposes of this Agreement, “Cause” shall mean termination for any of the following reasons: (i) Executive’s indictment for, conviction for, or plea of “guilty” or “no contest” to any crime (whether or not involving the Company or any of its Affiliates) constituting any felony or constituting a misdemeanor involving moral turpitude or fraud in the jurisdiction involved; (ii) an act by Executive of physical violence causing bodily harm to another person on Company or Company Affiliate property or off Company or Company Affiliate property but in the performance of Executive’s duties as a Company employee; (iii) Executive’s reporting to work under the influence of alcohol or a controlled substance (except prescription drugs used as prescribed); (iv) Executive’s gross neglect or misconduct in the performance of Executive’s duties, or willful failure or refusal to perform Executive’s duties; (v) conduct by Executive which is materially injurious or materially damaging to the Company and/or any of its Affiliates or the reputation of the Company and/or any of its Affiliates; (vi) a material violation by Executive of this Agreement or the Company’s or its Affiliates’ policies which (if curable) is not cured to the reasonable satisfaction of the CEO within fifteen (15) days after written notice thereof to Executive; or (vii) Executive’s inability to substantially perform Executive’s essential job duties (with or without reasonable accommodation) for a continuous period of 90 days or for 120 days (which need not be continuous) in any 12 month period due to physical or mental disability.

(c) Termination by the Company without Cause. The Company may terminate Executive’s employment hereunder at any time without Cause (which may be effective immediately upon notice or upon such other date as may be set in such notice). Any termination by the Company of Executive’s employment under this Agreement which is not due to Executive’s death under Section 6(a) or which does not constitute a termination for Cause under Section 6(b) shall be deemed a termination without Cause.

(d) Termination by Executive. Executive may terminate Executive’s employment at any time for any reason, including but not limited to for Good Reason. A termination by Executive other than for Good Reason will be effective upon such date set forth in a written notice to the Company; provided, however, the Company may accelerate the effective date of such termination by Executive to any earlier date after receiving such notice (and such acceleration shall not constitute a termination by the Company without Cause for any purpose). For purposes of this Agreement, “Good Reason” shall mean that Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without Executive’s consent: (i) a material diminution in Executive’s Base Salary, except for a proportional reduction pursuant to a Company-wide reduction of all executive salaries due to economic conditions; (ii) a material diminution in Executive’s authority, duties or responsibilities; (iii) a material change in the geographic location at which Executive provides services to the Company; or (iv) any other action or inaction that constitutes a material breach of this Agreement by the Company.

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In order for Executive to terminate Executive’s employment for “Good Reason,” Executive must first notify either the Company’s CEO or the Company’s Chief Legal Officer in writing of the specific act or omission constituting a “Good Reason” condition within a period not to exceed sixty (60) days of the initial existence or occurrence of the condition, upon the notice of which the Company shall have thirty (30) days to remedy the condition (the “Cure Period”). If the Company does not remedy or otherwise correct the condition noticed within the thirty (30) day period, Executive may resign/terminate Executive’s employment for “Good Reason” by written notice delivered to either the Company’s CEO or the Company’s Chief Legal Officer within the following thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred. The foregoing procedure in this paragraph is referred to in this Agreement as the “Good Reason Process.”

7. Compensation Upon Termination.

(a) Termination in General. If Executive’s employment with the Company is terminated for any reason (whether by the Company or Executive), then Executive (or his authorized representative or estate, if applicable) shall be entitled to: (i) any Base Salary earned through the Termination Date, payout of any remaining unused PTO for the year during which the Termination Date occurs (subject to and in accordance with Section 4 of this Agreement), and any unpaid expense reimbursements through the Termination Date (subject to and in accordance with Section 5 of this Agreement), to be paid on or before the time required by law but in no event more than 30 days after the effective date of such termination; and (ii) any vested benefits Executive may have accrued under any employee benefit plan (including any Company or Company Affiliate’s qualified retirement plan or other written benefit plan applicable to Executive) through the Termination Date, which vested benefits will be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Vested Rights”). In addition, Executive and Executive’s qualified beneficiaries, if participating in the Company’s or its Affiliate’s group health insurance plan immediately before the Termination Date, shall be entitled to elect continuation coverage at Executive’s sole expense under the federal law known as COBRA or similar state law (if applicable), in accordance with and subject to the terms, conditions and requirements of such applicable law.

(b) Termination by the Company Without Cause or by the Executive For Good Reason. If the Company terminates Executive’s employment without Cause as provided in and under Section 6(c) or if Executive resigns/terminates Executive’s employment for “Good Reason” under Section 6(d), then (1) Executive will be entitled to his Vested Rights (and any COBRA rights under applicable law); and (2) in addition, and subject to the conditions set forth in Section 7(d) below, the Company will provide the following (collectively, the “Severance Pay”):

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(i) the Company will pay Executive an amount equal to continuation of Executive’s Base Salary (at the rate last in effect) for:

(A) twenty-six (26) weeks, if the effective date of such termination of employment is not within the six (6) month period immediately after the occurrence of the first event constituting a Change in Control; or

(B) fifty-two (52) weeks, if the effective date of such termination of employment is within the six (6) month period immediately after the first event constituting a Change in Control;

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(ii) if Executive was participating in the Company’s or its Affiliate’s (as applicable) group health plan immediately prior to the Termination Date and elects COBRA health continuation coverage, then the Company shall pay to Executive a monthly cash payment for 6 months (or, if such termination of employment is effective within six months after the first event constituting a Change in Control, for 12 months) or Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly cost of such COBRA premium for Executive (and, if applicable, Executive’s qualified and participating dependents).

The amounts payable under Sections 7(b)(i) and 7(b)(ii) shall be paid in substantially equal installments in accordance with the Company’s payroll practice and scheduled over a period of 26 weeks (or, if such termination is within six (6) months after the first event constituting a change of control, over a period of 52 weeks) commencing within 60 days after the effective date of the termination of Executive’s employment; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Pay shall begin to be paid in the second calendar year by the last day of such 60-day period, provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the effective date of the termination of Executive’s employment. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

In the event of Executive’s death while receiving Severance Pay, Executive’s designated beneficiary (or, if none, Executive’s estate) will receive the remaining Severance Pay installments.

(c) Change in Control. For purposes of Section 7(b) above, a “Change in Control” means the first event that occurs after the Effective Date that constitutes: (i) the sale of all or substantially all of the assets of the Company; or (ii) if the Company is “taken private” through a transaction or series of transactions that results in the common stock of the Company no longer being traded on a public exchange. Notwithstanding anything contained in this Agreement to the contrary, in the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within one (1) month prior to the occurrence of a Change in Control but after definitive agreement has been reached to enter a Change in Control, then Executive’s Severance Pay eligibility under Section 7(b) (and subject to the conditions in Section 7(d)) shall be determined as if Executive’s employment terminated within the six month period after such Change in Control.

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(d) Conditions to Severance Pay. For Executive to be and remain eligible for Severance Pay, the following conditions must be met: (i) Executive must timely sign, not revoke within any applicable revocation period, and continue to honor a separation and general release agreement in favor of and in a form acceptable to the Company (the “General Release Agreement”), containing, among other provisions, (x) a general release of any and all claims that Executive might otherwise have relating to Executive’s employment and/or the termination of Executive’s employment, or relating to any other act, omission or statement up to the date on which Executive executes the general release, against the Company and its affiliated and related entities (including the Company’s “Affiliates,” defined, individually and collectively, as other entities controlling, controlled by or under common control with the Company) and related persons (including the officers, executives, directors, employees, owners, shareholders, and agents of the Company and each related entity and Affiliate), provided that the release will not waive Executive’s Vested Rights (as defined above), or any rights Executive may otherwise have to indemnification under an indemnification agreement with Company, if any, or the Company’s Articles of Incorporation or Bylaws for acts or omissions during Executive’s employment with the Company, and (y) non-disparagement and post-employment cooperation obligations; (ii) the General Release Agreement must become effective and irrevocable within 60 days after the Termination Date; (iii) Executive must resign (upon written request by Company) from all positions with or representing the Company or any Affiliate, including but not limited to membership on boards of directors; and (iv) Executive must comply with all provisions of Sections 9, 10 and 12 below.

If Executive fails to execute such General Release Agreement in a form acceptable to the Company before the expiration of the earlier of the time frame specified by the Company in such form of General Release Agreement or the end of the sixty (60) day period immediately following the Termination Date, or if Executive after timely executing the General Release Agreement timely revokes it (if a revocation right and period is provided thereunder), Executive shall not be entitled to the Severance Pay. If Executive breaches any of the provisions contained in Section(s) 9, 10 and/or 12, all payments of the Severance Pay shall immediately cease.

(e) Offsets to Severance Pay. Severance Pay for any week will be reduced by (i) any disability benefits to which Executive is entitled for that week under any disability insurance policy or program (including, but not limited to, workers’ disability compensation); (ii) any payment due to Executive under or by virtue of the Federal Worker Adjustment and Retraining Notification Act or any comparable state statute or local ordinance; (iii) any unemployment insurance compensation collected by Executive following the Termination Date through the end of the period during which Severance Pay is payable under this Agreement; and (iv) any amounts that Executive owes to the Company.

8. Withholding and Deductions. All pay and benefits will be subject to withholding and deductions required by law or court order. The Company may offset any amounts Executive owes it against any amounts it owes Executive hereunder to the extent permitted by federal, state, and local law.

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9. Confidentiality; Return of Property.

(a) Confidential Information. Executive acknowledges that the continued success of the Company and its Affiliates depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future shall be referred to herein as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s or its Affiliates’ current or potential business and (ii) is not generally or publicly known. Confidential Information includes, without limitation, the information, observations and data obtained by Executive during the course of Executive’s performance under this Agreement concerning the business and affairs of the Company and its Affiliates and/or during any prior employment with the Company and/or any of its predecessors, information concerning acquisition opportunities in or reasonably related to the Company’s or its Affiliates’ business or industry of which Executive becomes aware through Executive’s employment with the Company, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Executive’s course of performance under this Agreement, product research and development, product formulations, and product formulation techniques and processes, as well as development, transition and transformation plans, methodologies and methods of doing business, all trade secrets, intellectual property, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, support and equipment. Therefore, Executive agrees that Executive shall only use such Confidential Information as may be required on behalf of the Company or its Affiliates in connection with Executive’s performance under this Agreement and solely in the best interests of the Company and/or its Affiliates; and that Executive shall not disclose to or for the benefit of any unauthorized person or for Executive’s use for Executive’s own account any of such Confidential Information without the prior written consent of the Company’s Chief Executive Officer, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions, or (ii) is required to be disclosed pursuant to any applicable law or court order.

(b) Third Party Information. Executive understands that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Executive’s employment with the Company and thereafter, and without in any way limiting the provisions of Section 9(a) above, Executive will only use Third Party Information in connection with Executive’s performance under this Agreement, will hold Third Party Information in the strictest confidence, and will not disclose Third Party Information to anyone other than personnel of the Company and its Affiliates who need to know such information in connection with their work for the Company or as otherwise directed by the Company’s Chief Executive Officer.

(c) Mandatory Disclosure. In the event Executive is requested or compelled by court order, decree, subpoena or other process or requirement of law to disclose Confidential Information or Third Party Information, Executive shall to the extent permissible and practicable under the circumstances provide reasonably prompt written notice (unless such notice is prohibited by law) to the Company of any such requirement so that the Company (or its applicable Affiliates) may, at its option and expense, seek a protective order or other appropriate remedy. Executive agrees to cooperate with the Company and its Affiliates in any such proceeding, at the expense of the Company, provided that the foregoing shall not be construed to require Executive to undertake litigation or other legal proceedings on its own behalf. In the event that such protective order or other remedy is not obtained, Executive agrees to furnish only that portion of the confidential information which Executive is advised by Executive’s own counsel should be disclosed and, at the Company’s expense, to use reasonable efforts to obtain assurance that confidential treatment will be accorded the information.

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(d) Return of Information and Property. Upon termination of Executive’s employment, or at any other time as the Company may request in writing, Executive agrees to deliver to the Company any and all property of the Company or any Affiliate and any and all documents, materials, data and information (in whatever form, whether hardcopy, electronic or otherwise, and in whatever medium) relating to the business of the Company or any Affiliate, including without limitation all such items that constitute or contain Confidential Information, documents, computer files, keys, corporate credit cards and company provided computers, automobiles or other equipment. All such property will be returned promptly and in good condition except for normal wear.

10. Ideas, Concepts, Inventions and Other Intellectual Property. All business ideas and concepts and all inventions, improvements, developments and other intellectual property made or conceived by Executive, either solely or in collaboration with others, during Executive’s employment, whether or not during working hours, and relating to the business or any aspect of the business of the Company or any Affiliate or to any business or product the Company or any Affiliate is actively planning to enter or develop, shall become and remain the exclusive property of the Company (or applicable Affiliates), and the Company’s and/or its Affiliates’ successors and assigns. Executive shall disclose promptly in writing to the Company all such inventions, improvements, developments and other intellectual property, and will cooperate in confirming, protecting, and obtaining legal protection of the Company’s and its Affiliates’ ownership rights. Executive’s commitments in this Section 10 will continue in effect after termination of Executive’s employment as to ideas, concepts, inventions, improvements and developments, and other intellectual property made or conceived in whole or in part before the Termination Date. Executive represents and warrants that except as may be described on Schedule II to this Agreement signed separately by Executive and the Company’s CEO or Chief Legal Officer, there are no ideas, concept, inventions, improvements, developments, or other intellectual property that Executive invented or conceived before becoming employed by the Company or at any time prior to the Effective Date to which Executive, or any assignee of Executive, now claims title and that are to be excluded from this Agreement.

11. Non-Contravention. Executive represents and warrants that (a) Executive is not party to or bound by any employment, non-competition, non-solicitation, confidentiality or other agreement that purports to prohibit or restrict Executive from engaging in employment with the Company pursuant hereto, or using expertise that Executive possesses (other than information constituting a trade secret or other proprietary or confidential information of another person or entity protected under applicable law) for the benefit of the Company or its Affiliates; and (b) that the execution, delivery, and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound. Without limiting the foregoing, Executive will not use in the course of Executive’s employment, or disclose to the Company or any of its Affiliates or its or their respective personnel, any information belonging to any other person or entity that constitutes a trade secret of such person or entity under applicable law or other non-public information (including such information belonging to or obtained from a prior employer or other party) which is otherwise lawfully protected from disclosure under applicable law or agreement.

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12. Non-Competition, Non-Solicitation, Conflicts. For purposes of this Section 12, references to the “Company” shall include, individually and collectively, the Company and its Affiliates and its/their respective successors and assigns. Executive agrees as follows:

(a) Non-Competition. Executive will not, during Executive’s employment with the Company and for a period of twelve (12) months immediately thereafter, (i) directly or indirectly compete with the Company, or (ii) be employed by, perform services for, advise or assist, own any interest in or loan or otherwise provide funds to any other business or entity that is engaged (or seeking Executive’s services with a view to becoming engaged) in any Competitive Business. “Competitive Business” means a business that is engaged, directly or indirectly, in the business of developing, manufacturing, marketing (including catalogue, mail order, internet/on-line, or other direct-to-consumer marketing), selling and/or distributing (including wholesale distributing) herbal teas or dietary supplements, including without limitation, vitamins, minerals, liquid proteins, protein powders, amino acids, herbal blends, phytonutrients, enzymes, probiotics, diet and weight loss supplements, ready-to-drink liquid supplements, meal replacements and/or bars, and/or any other business or products engaged in by the Company or any Affiliate or being actively developed by management of the Company or such Affiliate. (Each of the products referenced in the preceding sentence is referred to herein as a “Competitive Product”). The foregoing restrictions in this Section 12(a) shall be limited to the United States, Canada and any other foreign countries in which the Company or any Affiliate, directly or indirectly (including, without limitation, indirectly through sales representatives, distributors, partners, joint ventures, licensees, or the internet/on-line) sells, offers, markets, develops, produces, manufactures, promotes, provides, distributes, or solicits business for its products at any time during the Executive’s employment with the Company.

(b) Non-Solicitation. Executive will not during Executive’s employment with the Company (and/or any Affiliate) and for a period of twelve (12) months thereafter, directly or indirectly, (i) solicit, encourage or induce, or attempt to solicit, encourage or induce, any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was an employee of the Company at any time during Executive’s employment with the Company, or (iii) (A) solicit, encourage or induce, or attempt to solicit, encourage or induce, any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, (B) solicit, or attempt to solicit, the business or patronage of any such customer, supplier, licensee, franchisee or other business relation of the Company in connection with any Competitive Product, or (C) in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or other business relation and the Company (including, without limitation, making any negative or disparaging statements or communications regarding he Company). For purposes of this paragraph 12(b), the term “employee” shall include consultants and independent contractors of the Company.

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(c) Exceptions; Waiver Request.

(i) Nothing in this Section 12 prohibits Executive from being a passive owner of not more than 2% of any class of securities of a publicly traded entity (or any amount of any class of securities of the Company), provided that Executive does not engage in any other activity prohibited by this Section 12 or Section 9.

(ii) Executive may submit a written request to the Company for a waiver of some or all of the restrictions provided by this Section 12. The Company agrees to consider such a request, but may grant or deny the request in its absolute discretion. In the event that the Company grants any such waiver, Executive agrees that the Company shall be released from any obligation to make further payments of Severance Pay upon Executive’s acceptance of employment with a Competitive Business, but that the release of such obligation shall not otherwise modify the terms of any Separation Agreement and Release signed by Executive in connection with the receipt of such Severance Pay (including, without limitation, the general release of claims by Executive thereunder) and that any such Separation Agreement and Release shall remain in full force and effect.

(d) Conflicts of Interest. During Executive’s employment, Executive will not acquire any financial interest in, accept gifts or favors from, or establish any relationship other than on behalf of the Company with, any customer, supplier, distributor, or other person who does or seeks to do business with the Company, unless Executive has disclosed the financial interest, gift, favor, or relationship to the Company’s Chief Legal Officer in writing and has received written approval for that activity or transaction; provided, however, that this restriction does not apply to casual and normal social/business relationships that do not involve exchange of money, gifts or favors other than normal business expenditures such as lunches or event attendance without significant cost. If any member of Executive’s family engages or proposes to engage in any relationship or activity that would be covered by the preceding sentence if engaged in by Executive, Executive will immediately disclose that proposed or actual relationship or activity as provided above.

(e) Reasonableness of Restrictions; Enforcement and Remedies. Executive understands that the obligations, covenants and restrictions contained in Sections 9, 10 and 12 of this Agreement are intended to protect the Company’s interests in its Confidential Information, customer and business relationships, goodwill, and employee training and relationships, and agrees that such obligations and restrictions (and the scope of precluded activities, geographic scope and duration thereof) are necessary, reasonable and appropriate for this purpose. Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Executive of Executive’s promises set forth in Sections 9, 10 and/or 12, that the Company would be irreparably harmed by such breach, and that, in any event, money damages would be an inadequate remedy for any such breach. Executive further acknowledges and agrees that (i) without the restrictions set forth in Section 9, 10 and 12, Executive would be in a position to compete unfairly with the Company, and (ii) Executive’s education and experience are such that the restrictions set forth in Section 9, 10 and 12 will not interfere with Executive’s ability to earn a livelihood. Accordingly, Executive agrees and consents that the Company (or, for avoidance of doubt, its successors and assigns) shall be entitled to temporary, preliminary and permanent injunctive relief, specific performance, and/or other appropriate equitable relief (in addition to all other remedies it may have for damages or otherwise, in law or in equity) to restrain any such breach or threatened breach without showing or proving any actual damage to the Company (or, if applicable, successors or assigns) and without posting a bond or other security; and the Company (or, if applicable, its successors and assigns) shall be entitled to an award of its attorneys’ fees and costs incurred in enforcing any of the Executive’s obligations and restrictions under Section 9, 10 and/or 12 of this Agreement.

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13. Corporate Opportunity. During Executive’s employment with the Company, Executive shall submit to the Company’s CEO all bona fide business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of the Company and/or its Affiliates at any time during such period employment (“Corporate Opportunities”). Unless approved by the CEO, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on or for Executive’s own behalf or benefit.

14. Compliance with Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

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(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

15. Additional Limitation – 280G Matters.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in Executive receiving a higher After Tax Amount (as defined below) than Executive would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (1) cash payments not subject to Code Section 409A; (2) cash payments subject to Code Section 409A; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

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(b) For purposes of this Section 15, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on Executive as a result of Executive’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 15(a) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the Termination Date, if applicable, or at such earlier time as is reasonably requested by the Company or Executive.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.

16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein; and each portion and provision declared to be invalid, illegal or unenforceable (in whole or in part) by a court or arbitrator of competent jurisdiction shall be construed, interpreted and enforced by such court or arbitrator to be modified and apply to the fullest extent permitted by law.

17. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

18. Survival. Executive’s obligations under Sections 7 through 10 and 12 through 25 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Executive’s employment with the Company (for whatever reason and whether by the Company or Executive).

19. Counterparts, Electronic Signatures. This Agreement may be executed in separate counterparts, each of which is deemed an original and all of which taken together constitute one and the same agreement. This Agreement may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution of the Agreement, and if so signed or delivered such electronic signatures shall be deemed to have the same legal effect as delivery of an original signature and may be relied on by each party as if the document were a manually signed original and will be binding on each party for all purposes.

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20. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior consent of the Company. This Agreement may be assigned by the Company to any of its Affiliates or to any entity that acquires more than fifty-percent (50%) of the voting interests in the Company or all or substantially all of the assets of the Company. Upon and after such succession or assignment by the Company, reference in this Agreement to the Company shall be deemed to mean or include (as applicable) such successor or assign.

21. Complete Agreement; Replacement of Prior Employment Agreement. This Agreement, including any Schedules hereto, embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, whether written or oral, with respect to such subject matter, including specifically but not limited to any prior employment agreements between Executive and the Company’s Affiliates and/or predecessors, including Twinlab Corporation. Without limiting the foregoing, Executive acknowledges and agrees that, as of the Effective Date, any such prior employment agreements is/are superseded and replaced by this Agreement and without any liability or obligation owing to Executive (by the Company, any of its Affiliates and/or any of its or their predecessors) under any such prior employment agreement(s).

22. Amendments and Waivers. This Agreement cannot be amended, and the obligations under this Agreement cannot be waived, unless the amendment or waiver is agreed to in writing by Executive and the Company’s CEO, and no course of conduct or failure or delay to enforce or exercise any rights under this Agreement (including, but not limited to, the Company’s right to terminate Executive for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be a waiver or implied waiver of any provision of this Agreement.

23. Arbitration. Any dispute or controversy between the parties hereto, whether during the employment term or thereafter, including without limitation, any and all matters relating to this Agreement, Executive’s employment with the Company and/or the cessation thereof, and all matters arising under any federal, state, or local statute, rule or regulation, or principle of contract law or common law, including but not limited to any medical leave statutes, wage payment statutes, employment discrimination statutes, employee benefit statutes, and any other equivalent federal, state, or local statute, will be settled by arbitration administered by the American Arbitration Association (“AAA”) in New York, New York or, in the event the Company’s primary offices have relocated to Florida then in the city and state of such relocation. The arbitration will be conducted pursuant to the arbitration rules in the AAA’s Employment Arbitration Rules and Mediation Procedures (or their equivalent), which arbitration will be confidential, final, and binding to the fullest extent permitted by law. There shall be one (1) arbitrator, selected jointly by the parties hereto, or if the parties cannot so agree on a single arbitrator, selected in accordance with AAA’s procedures. Each party hereto will be responsible for paying its attorney’s fees and costs incurred under this Section 23, except as may otherwise be provided by the arbitrator in order to comply with applicable substantive law or to the extent otherwise provided in this Agreement. Further, the parties hereto will equally share any costs levied by the AAA, including the cost of the arbitrator and use of a hearing room, provided that Executive will not be obliged to pay for any portion of such costs beyond the maximum amount permitted in order that this arbitration provision be legally enforceable. The foregoing provisions of this Section 23 shall not be deemed (a) to preclude either party hereto from pursuing a court action for the purposes of obtaining a temporary restraining order or preliminary injunctive relief to protect or enforce its rights hereunder or in circumstances in which such relief is appropriate, (b) to prohibit any court of competent jurisdiction from making preliminary findings of fact in connection with granting or denying preliminary injunctive relief pending a final determination of factual issues by the arbitrator, or (c) to preclude either party from seeking permanent injunctive or other equitable relief after and in accordance with the decision and findings of the arbitrator.

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24. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of laws principles.

25. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand; (b) on the first business day following date sent if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent (if such date is a business day at the recipient’s address, otherwise on the next business day at the recipient’s address) by facsimile or e-mail of a PDF document (with confirmation of receipt by recipient); in each case a party’s refusal or willful avoidance of delivery shall be deemed to constitute delivery. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 25):

If to the Company:	Twinlab Consolidated Holdings, Inc.
632 Broadway, Suite 201
New York, New York 10012
Facsimile: (212) 505-5413
E-mail: rneuwirth@twinlab.com
Attention: Chief Legal Officer

If to Executive:	Mark Jaggi
662 Hampton Court
Alpine, UT 84004
E-mail: mjaggi@twinlab.com

[Remainder of page intentionally left blank. Signature page(s) immediately follow.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 30th day of January, 2015, intending to be legally bound thereby.

TWINLAB CONSOLIDATED		EXECUTIVE
HOLDINGS, INC.

/s/	Thomas A. Tolworthy	/s/ Mark Jaggi
By:	Thomas A. Tolworthy	Mark Jaggi
Its:	Chief Executive Officer

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SCHEDULE I

WORK ALLOWED TO PERFORMED OUTSIDE OF COMPANY EMPLOYMENT

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SCHEDULE II

EXECUTIVE’S PRE-EMPLOYMENT INTELLECTUAL PROPERTY

To: Twinlab Consolidated Holdings, Inc.

From:

Date:

SUBJECT: Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements

☐	See below:

☐	Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☐	None

☐	See below:

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